El progreso es de todos | Mincomercio

VUCE
Ventanilla Única de Comercio Exterior

File **No. P79513515**

The MADRE TIERRA MINING SAS Company is a Colombian company dedicated to the commercialization of gold, with the objective of selling in the international market to supply refineries and high jewellery manufacturers, who use it as a material for their products. For the company, its differentiating factor is quality and good service, which allows us to satisfy our clients supported by the extensive experience of our partners at the business level; achieving confidence and tranquillity, allowing projection and sustainability in the long term and comprehensive well-being for our employees.	MADRE TIERRA MINING SAS, by 2025 will be recognized in the sector for its excellent operational, administrative, environmental managerial and social responsibility practices in the exportation of gold; and is based on becoming an example of responsible gold mining in Colombia and to expand to the American Continent, where mining is perceived as a source of conflict and inequity, remaining focused on the continuous commitment to human development and common welfare.	To comply with the requirements established by the Ministry of Commerce, Industry and Tourism to obtain the accreditation of the company MADRE TIERRA MINING S.A.S as an International Marketing Society, which promotes exports, given the benefit for companies. Specific Objectives • To consolidate the wide business experience that the legal representative has and project it to the sector, showing a more formal face of the activities performed with a product that is stigmatized in Colombia. • To analyse the financial and economic impact that the accreditation of the company as an International Marketing Society entails, to strengthen our financial muscle and make it easier to offer our product internationally. • Increase investment in marketing and strategy, to attract new clients in target markets.
Exportations value	$ 0,00	

Notes:

For purposes of admissibility and evidentiary force according to the provisions of Law 527 of 1999, the interested party can prove its validity through the following website: http://pbn.vuce.gov.co/ci/

The coincidence between the information displayed on the screen and that contained in the printed report confirms the authenticity of the report issued.

For its validity, this document must be digitally signed by the legal representative of the company: **MADRE TIERRA MINING S.A.S.**

Name of the legal representative: **RAMÓN RICARDO CASTELLANOS SAENZ**

RAMÓN RICARDO CASTELLANOS SAENZ

Digitally signed by RAMÓN RICARDO CASTELLANOS SAENZ
Date: 2020.07.10 12:24:01 -05'00'